                                                                      EXHIBIT 10

                  AGREEMENT FOR THE SALE AND PURCHASE OF COKE

  This Agreement for the Sale and Purchase of Coke (this "Agreement") is entered into this 29th day of April, 1994, effective as of January 1, 1994 (the "Effective Date") between GENEVA STEEL COMPANY, a Utah corporation ("Buyer") and PACIFIC BASIN RESOURCES, a division of OXBOW CARBON & MINERALS, INC., a Delaware corporation ("Seller").

                                   RECITALS:

  A. Buyer owns and operates the Geneva Steel Mill at Vineyard, Utah (the "Geneva Steel Mill"). As part of its integrated steelmaking process, Buyer utilizes metallurgical coke in its blast furnaces (the "Blast Furnaces") operated by Buyer for the production of hot metal. Buyer produces quantities of such coke at its coke batteries located at the Geneva Steel Mill.

  B. Increased customer demand, has created a need for metallurgical coke in quantities above the level of metallurgical coke currently produced at the Geneva Steel Mill.

  C. Seller has the right to market metallurgical coke meeting the specifications required in Geneva's steel making operation that is produced by Antai Coking Company ("Antai") in coke batteries located in Shanxi Province, Peoples Republic of China.

  D. To ensure required metallurgical coke supplies to Buyer, Seller has agreed to sell, and Buyer has agreed to buy, metallurgical coke pursuant to the terms and conditions set forth herein.

                                   AGREEMENT:

  NOW, THEREFORE, in consideration of the premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

  1. Sale and Purchase of Coke. Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, the quantity of metallurgical coke with the specifications set forth herein (the "Coke") to be purchased pursuant to
Section 6.1 hereof, on the terms and conditions set forth herein.

  2. Term of Agreement; Definitions.

     2.1. Term. This Agreement shall commence on the Effective Date and expire on December 31, 2003 (the "Term"), unless earlier terminated as provided herein.

     2.2. Definitions. For the purposes of this Agreement, the following terms shall have the indicated meanings:

           2.2.1. "Contract Year" shall mean each of the twelve (12) month periods beginning on January 1 and ending December 31.

            2.2.2. "ton" or "NT" shall mean a net ton of 2000 pounds avoirdupois.

  3. Price. Subject to Section 15 hereof, during the Term or any extension thereof, the price, ex ship at the Levin Richmond Terminal Corporation terminals in Richmond, California, U.S.A. (or the terminal of such other services company in the San Francisco, California area or such other port as may be mutually agreed upon by Buyer and Seller) (the "Destination Port") for each ton of Coke sold pursuant to this Agreement (the "Purchase Price") shall be determined in accordance with the following provisions of this Section 3.

     3.1.  First Contract Year.  For the first Contract Year, the Purchase Price
shall be                                               per ton of Coke.

     3.2. Second Contract Year. For the second Contract Year, effective as of the first day of such second Contract Year, the Purchase Price shall be per ton of Coke.

     3.3. Third Contract Year. For the third Contract Year, effective as of the first day of such third Contract Year, the Purchase Price shall be per ton of Coke.

     3.4. Subsequent Contract Year. For each Contract Year subsequent to the third Contract Year, effective as of the first day of such Contract Year, the Purchase Price shall be an amount per ton of Coke to be mutually agreed upon by the parties hereto.

     3.5. Purchase Price All Inclusive. The Purchase Price for each Contract Year includes all costs and expenses required for Seller to deliver the Coke, ex ship at the Destination Port except Buyer shall pay any port off-loading charges and any applicable sales and use taxes relating to each shipment of Coke hereunder. Subject to the foregoing, the Purchase Price includes all other costs, insurance, freight, fees, taxes, assessments, tariffs, excises, special and general duties, custom brokerage charges, costs incurred to comply with any applicable international, federal, state and local laws and regulations applicable to the sale of Coke, ex ship at the Destination Port, and all other items that are the responsibility of Seller pursuant to this Agreement.

     3.6. Pricing in Subsequent Contract Years. On or before January 1, of each Contract Year, commencing on January 1, 1996, Buyer shall advise Seller of the quantity of Coke it anticipates purchasing during the next succeeding Contract Year hereunder to enable Seller to establish a purchase price for such quantity of Coke. Within twenty (20) days of the receipt of such quantities, Seller shall propose to Buyer the Purchase Price on a per ton basis for such quantity of Coke. If Buyer and Seller do not agree on a Purchase Price and quantity within ninety (90) days after receipt of such pricing information, Buyer or Seller, at its option, may terminate this Agreement effective as of the end of the then current Contract Year.

  4. Billing and Payment. Seller shall invoice Buyer for each shipment of Coke sold and shipped hereunder at the Purchase Price applicable on the date of shipment, less any penalties applicable thereto pursuant to Section 8.3. Each such invoice shall specify the date of shipment, the identity of the Vessel, as hereinafter defined, and the quantity of Coke shipped.





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
Invoices shall be accompanied by supporting documentation, including, but not limited to, bills of lading, the draft survey reports contemplated by Section 7 hereof and the analyses of the Coke pursuant to Section 9 hereof. Buyer shall pay such invoices to Seller by telegraphic transfer remittance within forty-five (45) days after the date of the bill of lading. Seller shall provide to Buyer by facsimile a legible copy of each bill of lading as soon as practicable after a shipment is loaded on a Vessel for delivery to the Destination Port.

  5. Shipment and Freight Charges.

     5.1. Shipment. All shipments shall be from a safe berth in the safe port of Tianjin, People's Republic of China (the "Loading Port"). Seller shall nominate and schedule the availability of each Vessel in order that the Coke to be delivered hereunder may be moved at the scheduled rate of delivery. Each vessel to be provided by the Seller shall be a Panamex ocean vessel with a loaded capacity of approximately 44,000 net tons for the first Contract Year and 45,800 net tons for all other Contract Years, and shall be a single commodity, standard bulk carrier with no center-line bracing, tween decks, log racks, superstructures or other unusual obstacles that limit discharge (each a "Vessel"). Each Vessel shall be in good operating condition and will be compatible with the facilities at the Loading Port and Destination Port.
Seller shall, at its own expense, load at the Loading Port each Vessel to its approximate full capacity (plus or minus ten percent (10%), consistent with good operating practice in the industry). Seller shall load Coke only into Vessels that are clean and free of debris, coke remaining from earlier deliveries, and/or any other material that might inhibit unloading or cause contamination of the Coke. Seller shall reject any Vessel delivered by any carrier that is not in the condition required hereunder and shall promptly advise Buyer of such rejection. Seller shall utilize the best available shiploaders at the Loading Port to minimize degradation of the Coke and generation of dust.

     5.2. Shipping Charges. Seller shall pay all shipping and other charges imposed by its shipping contract applicable to the destination of the shipment after each shipment has been loaded on any such Vessel. Seller shall be responsible to pay all charges related to dockage, pilotage, tugs, and handling of lines at the Loading Port and the Destination Port.

     5.3.  Delivery and Discharge.

           5.3.1. Port. The Coke shall be shipped in a Vessel suitable for grab discharge at the Destination Port. Seller shall for all events and purposes be the importer of record with respect to each such shipment and as such shall be responsible for complying with all applicable U.S. customs regulations governing entry, clearance and release of the Coke.

           5.3.2. Notification. Seller shall give notice to Buyer and the Destination Port at least fifteen (15) days prior to shipment of each nomination of a Vessel and of the ETA. Seller shall also notify Buyer by telephone or facsimile at the time the Vessel transporting the Coke sails from the Loading Port of the quantity of the Coke loaded, the estimated arrival draft and updated ETA. Seller shall use reasonable commercial efforts to periodically update Buyer and the Destination Port of the progress of the Vessel and any delays encountered. Seller shall again notify Buyer, by telephone or facsimile, of




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
  the ETA at each of the following times:  ten (10) days, seven (7) days, three
  (3) days, two (2) days and one (1) day prior to the actual time of arrival at the Destination Port. The estimated sailing time from the Loading Port to the Destination Port is nineteen (19) days.

     5.3.3. Notice of Readiness. Seller shall cause the master of the Vessel transporting the Coke to forward a written notice of readiness to Buyer, or its designated agent, and the Destination Port, at any time after such Vessel is in free pratique, has entered at the appropriate customs house, has filed all required manifests and is in all respects ready for unloading. With each shipment and prior to arrival at the Destination Port, Seller shall provide Buyer and the Destination Port with all required documentation under U.S. and California law for the delivery and transport of such Coke, including, but not limited to, material safety data sheets.

     5.3.4. Lay Time. Lay time at the Destination Port shall commence at the earlier of twelve (12) hours after a Vessel is ready for discharge and Buyer or its designated agent receives a proper notice of readiness described in
  Section 5.3.3 of this Agreement, or when discharge actually commences. Lay time shall be determined at the rate of discharge provided in Section 5.3.9 of this Agreement. Shifting time from anchorage to discharging berth shall not count as lay time unless the Vessel is already under demurrage.

     5.3.5. Demurrage. If discharge of the Coke is not completed within the allowable lay time, as calculated in accordance with Section 5.3.9 of this Agreement, demurrage shall be paid by Buyer to Seller at the actual rate of demurrage incurred by Seller, not to exceed in any event Nine Thousand Dollars ($9,000) per day and pro-rata for any part thereof.

     5.3.6. Despatch. If discharge of the Coke is completed prior to the expiration of the allowable lay time as calculated in accordance with Section
  5.3.9 of this Agreement, Seller shall pay Buyer a despatch bonus at one-half of the agreed upon demurrage rate per lay day and pro-rata for any part thereof.

     5.3.7. Overtime. Overtime for stevedores, if any, shall be for the account of the party ordering such overtime.

     5.3.8. Vessel Damage. All costs of every nature and kind whatsoever that arise from damage to the Vessel that transports Coke that occur during discharge and is caused by the negligence of stevedores shall be settled directly between the owner of such Vessel and the Destination Port or stevedores. In the event that the Vessel owner and the stevedores are unable to amicably resolve any such dispute within a reasonable period of time, Buyer and Seller agree to use reasonable efforts to encourage such parties to appropriately resolve such dispute.

     5.3.9. Discharge Rates. The Coke shall be discharged at the rate of 3527 tons per weather working day, Sundays and holidays included, until completely discharged.





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
  6. Quantity and Nomination.

     6.1.  Quantity.

           6.1.1. Quantity of Coke. The parties intend that this Agreement shall be a contract whereby Seller is obligated to supply and Buyer is obligated to purchase for use at its Blast Furnaces the quantity of Coke for each Contract Year as set forth below:


             CONTRACT YEAR                            VESSELS
  first Contract Year                                    4

  second Contract Year                                   6

  third Contract Year                                    6

  subsequent Contract Years                      to be agreed upon


  In addition, and notwithstanding the provisions of Section 6.1.2 hereof, during the fourth Contract Year hereunder and during the fifth Contract Year hereunder, Buyer shall have the right, but not the obligation, to purchase up to eight (8) Vessels of Coke pursuant to the terms and provisions of this Agreement, at a Purchase Price to be agreed upon by the parties hereto, pursuant to Section 3.6 hereto. Buyer may exercise such right as provided herein for either or both of such Contract Years.

     6.1.2. Right of First Opportunity. Buyer shall have the right of first opportunity, upon the terms and conditions set forth in this Section 6.1.2, to purchase quantities of coke in excess of those quantities provided for in
  Section 6.1.1 hereof (the "Excess Coke"). The terms and conditions upon which the right of first opportunity herein granted to Buyer shall be offered and exercised shall be as follows:

       6.1.2.1. During the Term, if Seller proposes to sell any Excess Coke to a third party and such sale is not the subject of a then existing contractual commitment to be sold, Seller shall first give written notice to Buyer of the availability of such Excess Coke (the "Notice"). The Notice shall identify the quantity and quality of Excess Coke available for sale and the price at which Seller is willing to sell such Excess Coke.

       6.1.2.2. If Buyer desires to exercise the right of first opportunity granted herein, it shall notify Seller of such exercise within ten (10) days after the date on which the Notice was received by Buyer and thereafter Seller and Buyer shall be deemed to have agreed to sell and purchase such Excess Coke at the price set forth in the Notice upon the terms and conditions of this Agreement. Such exercise may be as to all or part of the Excess Coke offered for sale by Seller, provided that such exercise shall be in lots sufficient to completely fill a Vessel or Vessels.





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
       6.1.2.3. If Buyer fails to timely notify Seller of its exercise of the foregoing right of first opportunity, Buyer shall be deemed to have waived its right of first opportunity as to the Excess Coke, identified in the Notice, and Seller shall be free to offer such Excess Coke for sale to others upon the terms and conditions set forth in the Notice.

   6.2. Forecasts; Nomination. For Seller's planning purposes and as an expression of Buyer's then-current best estimate only, Buyer shall provide Seller with an annual forecast of the number of Vessels it then anticipates purchasing during any Contract Year during the Term hereof. The annual forecast for a Contract Year shall be submitted to Seller at least ninety (90) days prior to the designated shipping date of the first Vessel in any such Contract Year; provided, however, that the forecast for the first Contract Year hereunder shall be submitted to Seller within ten (10) days after the execution of this Agreement. Buyer shall have the right to update and adjust such forecast from time to time during any such Contract Year to reflect Buyer's then-current estimate of Coke to be purchased during such Contract Year. Buyer may request at any time and from time to time during any Contract Year a Vessel of Coke which Seller shall make reasonably commercial efforts to timely deliver to Buyer. Seller shall commence loading of such Vessel in sufficient time to meet the designated shipping date.

  7. Weighing. At the time of loading and unloading, Seller, at its sole expense, shall cause a draft survey to be performed by a marine surveyor mutually acceptable to Seller and Buyer (the "Surveyor") at the Loading Port and at the Destination Port respectively. Buyer shall have the right to observe and review such survey and to have independent surveys performed to verify such weight. In case of disputes, Seller and Buyer shall mutually agree on the use of substitute methods for determining the weight of any shipment of Coke hereunder. The arithmetic average of such draft surveys shall be used to determine the weight of the Coke for invoicing.

  8. Coke Specifications.

   8.1. Typical Specifications. It is anticipated that Coke delivered by Seller pursuant to this Agreement will have, on a Vessel average basis, the following specifications (determined on a "dry basis" except for moisture which shall be on an "as received" basis):


               SUBJECT                     TYPICAL SPECIFICATIONS
  Moisture                           3.00 to 5.00%

  Ash                                8.50 to 12.00%

  Sulfur                             0.45 to 0.55%

  Volatile Matter                    0.50 to 1.00%

  Stability                          59.50 to 63.50%

  Hardness                           72.25 to 77.25%

  CSR                                77.50 to 82.50%

  Fixed Carbon                       87.50 to 90.50%

  CRI                                12.50 to 15.50%

  Size Distribution:                 Under 25MM-10%
                                     25 to 80MM-80%
                                     Over 80MM-10%

  Typical Analysis of Ash
    SiO2                             50.75 to 52.50%

    Al203                            33.95 to 36.70%

    Fe203                            6.80 to 7.80%

    CaO                              1.60 to 1.80%

    MgO                              0.55 to 0.65%

    MnO                              0.07 to 0.10%

    Ti02                             1.30 to 1.35%

    Na20                             0.35 to 0.45%

    K20                              0.50 to 0.60%

    P205                             0.18 to 0.25%

    Sulfur Trioxide                  0.25 to 0.40%

    Undetermined                     0.03 to 0.05%

   8.2. Guaranteed Specifications. All Coke delivered by Seller pursuant to this Agreement shall have, on a Vessel average basis, the following guaranteed specifications (determined on a "dry basis" except for moisture which shall be on an "as received" basis):


                SUBJECT                      GUARANTEED SPECIFICATION
  Moisture                              5.00% Maximum

  Ash                                   12.00% Maximum

  Sulfur                                0.80% Maximum

  Volatile Matter                       1.45% Maximum

  Stability                             58.00% Minimum

  Hardness                              68.00% Minimum

  Size                                  Under 25MM - 10% Maximum

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

   8.3. Penalties. In addition to any other remedy available to Buyer at law or in equity, penalties for moisture, ash, sulfur, volatile matter, stability, hardness and size shall be calculated and paid to Buyer on a shipment average basis as follows:

     8.3.1. Moisture. If the total moisture content exceeds 5.0%, a penalty of $1.03 per ton for each one percent (1.0%) of moisture in excess of five percent (5.0%) shall be applied pro rata.

     8.3.2. Ash. If the ash content exceeds 12.0%, a penalty of $1.03 per net ton for each one percent (1.0%) of ash in excess of 12.00% shall be applied pro rata.

     8.3.3. Sulfur. If the sulfur content exceeds 0.80%, a penalty of $1.03 per net ton for each one tenth of one percent (0.10%) of sulfur in excess of 0.80% shall be applied pro rata.

     8.3.4. Volatile Matter. If the volatile matter content exceeds 1.45%, a penalty of $1.03 per net ton for each one tenth of one percent (0.10%) of volatile matter in excess of 1.45% shall be applied pro rata.

     8.3.5. Stability. If the stability of the Coke is less than 58.00%, a penalty of $1.03 per net ton for each one percent (1.0%) of stability less than 58.00% shall be applied pro rata.

     8.3.6. Hardness. If the hardness of the Coke is less than 68.00%, a penalty of $1.03 per net ton for each one percent (1.0%) of hardness less than 68.00% shall be applied pro rata.

     8.3.7. Size. If more than ten percent (10%) of the coke is minus 25 mm, a penalty of $1.03 per net ton for each one percent (1.00%) in excess of ten percent (10%) shall be applied pro rata.

   8.4.  Rejection of Coke.

     8.4.1. Specifications. Buyer shall have the right to reject any shipment of Coke having a moisture, ash, sulfur or volatile matter content greater than, or stability and hardness percentages, less than, the following limits (determined, where applicable, on an "as received" basis for moisture content and on a "dry basis" for ash, sulfur and volatile matter content):



                SUBJECT                           REJECTION LIMIT
  Moisture                                 7.00%

  Ash                                     13.50%

  Sulfur                                   1.00%


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

  Volatile Matter                          1.60%

  Stability                               55.00%

  Hardness                                66.00%

     8.4.2. Exercise of Rejection Right. Exercise of Buyer's rejection right shall be made by Buyer's prompt notice to Seller by telecopier or by telephone within six (6) working days after receipt of Seller's analytical results. Upon rejection, the parties shall negotiate a commercially reasonable price reduction for Buyer's purchase of the rejected Coke if Buyer can use the Coke. If the parties fail to agree on a price reduction or if Buyer cannot use such Coke, Seller shall, at its sole expense, remove the rejected Coke from Buyer's premises. Seller shall reimburse Buyer for any freight, handling or other costs Buyer incurs in dealing with rejected Coke, whether incurred before or after the date of such rejection.

     8.4.3. Replacement Obligation. Notwithstanding anything to the contrary herein, Seller shall be obligated to supply to Buyer, if Buyer so elects, Coke in an amount sufficient to replace any Coke rejected by Buyer hereunder, such replacement Coke to be delivered as soon as reasonably possible, but the minimum amounts of Coke that Buyer shall be obligated to purchase under this Agreement shall be reduced by the amount of any such rejected Coke.

  9. Coke Sampling and Analyses. At Seller's cost, Seller shall cause mutually acceptable testing companies to sample and analyze, at the Loading Port and at the Destination Port (except for size distribution which shall be sampled and analyzed only at the Loading Port), each shipment of Coke made hereunder; provided, however, that both parties agree that A.J. Edmond Company is an acceptable testing company at the Destination Port. Seller shall use sampling and analytical procedures adopted by the American Society for Testing and Materials ("ASTM") or such other procedures and protocol mutually developed and agreed upon by the parties hereto. Seller shall report to Buyer, by telecopy or by telephone, the results of such analyses for each shipment of Coke hereunder, within ten (10) days after such Vessel is loaded, and again within ten (10) days after such Vessel is unloaded. Except for size distribution, the arithmetic average of the results of such sampling at the Loading Port and the Destination Port shall be used to determine Seller's compliance with Sections
8.2 and 8.3 hereof. The results of sampling for size distribution at the Loading Port shall be used to determine Seller's compliance with the size distribution requirements of Sections 8.2 and 8.3 hereof. Sampling and analytical procedures used at the Destination Port shall be the same as those used at the Loading Port. At Buyer's expense, Buyer may also have such sampling and analysis performed on any shipment of Coke hereunder. If Buyer finds that material discrepancies persist between the two (2) results of the sampling and analyses performed by Seller in accordance with the provisions of this Section 9, or between the Seller's results and those performed by Buyer, the sampling and analytical procedures of Seller and Buyer shall be reviewed by both parties and necessary steps will be taken to reduce such discrepancies to a reasonable amount.

  10.  Default.

   10.1. Events of Default. Each of the following shall constitute an "Event of Default" hereunder:

     10.1.1. Buyer fails to pay Seller any monies due hereunder and such failure shall continue for a period of five (5) working days after delivery by Seller to Buyer of written notice specifying such failure.

     10.1.2. Buyer or Seller defaults in the performance of any material term, covenant, condition or agreement contained herein and fails to cure such default within thirty (30) days after dispatch of written notice of such default to Buyer or Seller as the case may be.

     10.1.3. Either party shall (a) apply for or consent to appointment of a receiver, trustee or liquidation for such party or for all or substantially all of such party's assets; (b) make a general assignment for the benefit of creditors or the filing of a voluntary petition in bankruptcy or admit in writing to its inability to pay its debts as they become due; (c) be adjudicated bankrupt or insolvent; (d) file a petition for bankruptcy, reorganization, insolvency, dissolution or liquidation under any bankruptcy or insolvency law; or (e) file an answer admitting material allegations or consenting to or default in answering a petition filed against such party in any bankruptcy, reorganization or insolvency proceeding.

     10.1.4. Either party shall permanently discontinue its operations, liquidate, dissolve, sell (regardless of how designated) substantially all of its stock or assets, or merge or consolidate with another asset, or merge or consolidate with another corporation.

     10.1.5. Seller fails to deliver Coke meeting the specifications set forth in Section 8.2 hereof on at least two (2) consecutive shipments of Coke hereunder.

   10.2. Seller's Remedies. Upon any Default by Buyer under Section 10.1 hereof, Seller may, at any time and at its sole discretion without any further obligation to Buyer, (a) suspend shipment of Coke to Buyer so long as such Event of Default continues, (b) decline to make any further shipments hereunder, except on receipt of adequate assurance of Buyer's performance of its obligations hereunder, and/or (c) terminate this Agreement. Such remedies referred to in this Section 10.2 shall be in addition to any rights or remedies available to Seller hereunder or in law or at equity, and Seller's rights and remedies shall be cumulative.

   10.3. Buyer's Remedies. Upon any Default by Seller under Section 10.1 hereof, Buyer may, at any time and at its sole discretion without any further obligation to Seller, (a) suspend purchases of Coke from Seller so long as such Event of Default continues, (b) decline to accept further shipments hereunder, except on receipt of adequate assurance of Seller's performance of its obligations hereunder, and/or (c) terminate this Agreement. Such remedies referred to in this Section 10.3 shall be in addition to the rights and remedies available to Buyer hereunder or in law or at equity, and Buyer's rights and remedies shall be cumulative.

   10.4. Limitation on Damages. NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO ANY DAMAGES RESULTING FROM THE LOSS OF USE OR LOSS OF PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT WHETHER IN AN ACTION BASED ON CONTRACT, TORT OR ANY OTHER THEORY. THE WARRANTIES AND GUARANTEES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ANY OTHERS AVAILABLE AT LAW OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

   10.5. Failure to Give Notice. Failure to give notice of a default pursuant to this Section 10 shall not constitute waiver of the right to give such notice for such default or for a continuing default or any other default.

  11. Force Majeure. Performance by either Seller or Buyer shall be excused to the extent such party's performance is rendered impossible or impracticable by one or more events of Force Majeure, as hereinafter defined. For the purposes hereof, the term "Force Majeure" means any of the following causes to the extent such cause is beyond the reasonable control of the party affected thereby: acts of government or government authority (except to the extent covered by Section 15 hereof), acts of God, strikes or other collective action of labor, fires, floods, storms, tornados, earthquakes, explosions, public disturbances, wars (whether declared or not), insurrections or sabotage, or any other cause whether similar or dissimilar to those specifically enumerated herein which is beyond the reasonable control of the party affected thereby; provided, however, that nothing herein shall require the settlement of any labor dispute against the will of the party affected thereby. Destruction, obsolescence or wear, whether normal or abnormal, of the Blast Furnaces that results in a reduction in Buyer's ability to utilize coke shall, in addition to all other events that could be characterized as a force majeure event for an integrated steel mill, be deemed to be such an event regardless of whether such occurrence was foreseeable, controllable or preventable by Buyer. Performance by Seller means purchasing and preparing Coke and delivering Coke, ex ship at the Destination Port. Performance by Buyer means the operation of its Blast Furnaces, the transportation and delivery of Coke purchased hereunder from the Destination Port to its Blast Furnaces, and utilization at its Blast Furnaces of Coke to be supplied by Seller hereunder. Any obligation of a party hereto to make payment of money to the other party hereto under the terms of this Agreement shall not be excused by reason of any claim of Force Majeure hereunder.

  The parties acknowledge that Antai, the source of the Coke to be purchased hereunder, is a foreign entity unrelated to Seller. Interruption or termination of supply by Antai shall constitute an event of Force Majeure hereunder provided that such interruption or termination is not due, in whole or in part, to the acts or omissions of Seller and Seller has exercised its best efforts to avoid and minimize such interruption or termination and the effects thereof. In the event Seller becomes aware of the existence or potential of an interruption or termination of supply, it shall give Purchaser prompt written notice thereof setting forth with particularity the nature of the interruption or termination, the cause(s) therefor, and the anticipated length of such interruption or termination and the actions Seller is taking to minimize the effects of such interruption or termination. If such interruption or termination of supply is not due to an event of Force Majeure occurring at Antai's facilities, Seller shall diligently pursue legal redress for such interruption or termination, including, but not limited to, the commencement and diligent pursuit of legal proceedings for specific performance of Antai's obligation to supply such Coke, or at Seller's option, unconditionally assign to Buyer, to the extent of Buyer's unfulfilled Coke requirements hereunder, Seller's claim or claims against Antai for such supply. Upon written request by Buyer, Seller shall use its best efforts to obtain modifications of Seller's contract with Antai to make more certain the continued supply of Coke hereunder and the enforceability of such contract with adequate remedies for any breach by Antai of its obligations thereunder.

  In the event of an event of Force Majeure hereunder, Seller shall use its best efforts to locate and tender to Buyer a commercially reasonable substitute Coke, based on the mutual agreement of the parties. Such substitute Coke shall be offered to Buyer on terms and conditions no less favorable than those offered to other customers of Seller.

  12. Changed Technology. Notwithstanding anything herein to the contrary, the change of any technology utilized by Buyer and applicable to the use of Coke in the Blast Furnaces that materially reduces the Buyer's requirements for Coke in the Blast Furnaces shall be considered as if it were an event of Force Majeure hereunder and Buyer's obligations to purchase Coke hereunder shall be decreased by the quantity that such requirements are reduced as a result thereof.

  13. No Pro Rata Delivery. Seller shall have the right to sell Coke from Antai to others only if doing so will not jeopardize Seller's ability to deliver Coke to Buyer in accordance with this Agreement. In the event of reduced or terminated production at Antai's facilities as a result of an event of Force Majeure, Seller shall for the period of reduced or terminated production (a) deliver to Buyer the portion of Antai's unaffected production, up to the whole thereof, required to satisfy to the fullest extent commercially practicable Seller's obligations under this Agreement, and (b) tender a commercially reasonable substitute coke, based on mutual agreement of the parties, if such coke is available at a price (including transportation) comparable to the delivered cost to Buyer of the Coke hereunder. In no event shall Buyer's deliveries of Coke be reduced pro rata with other customers of Seller as a result of an occurrence of an event of Force Majeure.

  14. No Requirement of Substitute Performance. If Section 11 or Section 12 hereof excuses Buyer from taking Coke for its Blast Furnaces, Buyer shall not be required to purchase Coke hereunder for use in another plant or any other part of the Geneva Steel Mill.

  15. Countervailing and Anti-Dumping Duties. Seller shall, in each instance, immediately notify Buyer of (a) the filing of any petition against coke from People's Republic of China seeking relief under any anti-dumping or countervailing duty laws of the United States, (b) any preliminary determination by the United States Department of Commerce ("Department") that there is a reasonable basis to believe or suspect that a subsidy is being provided with respect to coke from People's Republic of China or that coke from People's Republic of China is being sold or likely to be sold, at less than fair value, and (c) the amount per ton of any final countervailing duty or anti-dumping margin (collectively, the "Duty") imposed by any countervailing or anti-dumping order with respect to shipments of Coke hereunder (the "Final Order"). On and after the date of publication of such Final Order, Seller shall have the right to request by written notice (the "Duty Notice") to Buyer an increase in the Purchase Price applicable to shipments of Coke occurring after the date of the Seller's notice pursuant to the immediately foregoing subpart (b) (the "Preliminary Notice Date"), such increase not to exceed in any event the net amount of any such Duty actually paid or payable by Seller with respect to shipments hereunder. Within sixty (60) days after the delivery of the Duty Notice, Buyer shall either terminate this Agreement upon written notice to Seller, or agree to such increase in the Purchase Price. If Buyer fails to notify Seller of its election pursuant to the foregoing sentence within such sixty (60) day period, Buyer shall be deemed to have terminated this Agreement effective as of the end of such sixty (60) day period as to shipments occurring thereafter. If this Agreement is not terminated pursuant to this Section 15, the Purchase Price for all shipments occurring after the Preliminary Notice Date shall be increased by an amount not to exceed the net amount of such Duty actually paid or payable by Seller with respect to shipments hereunder and, with respect to any such shipments after the Preliminary Notice Date that have been accepted by Buyer, Buyer shall pay Seller the net amount of such increase in the manner provided in Section 4 hereof. If such Duty is at any time subsequently reduced in amount for any reason, including, but not limited to, any administrative review, judicial appeal, remand determination or revocation proceeding, the Purchase Price for all Coke sold to Buyer after the effective date of such reduction shall be automatically reduced by multiplying the amount of such reduction by the percentage of the Duty previously used to increase the Purchase Price pursuant to this Section 15, and Seller shall immediately refund to Buyer the amount of any overpayment of the Purchase Price, as so adjusted, relating to prior shipments.

  16. Independent Contractor. This is an agreement for the purchase and sale of Coke in which the parties recognize and agree that neither Seller nor Buyer is an agent or employee of the other but each is an independent contractor, independent of any managerial or other control or direction by the other party hereto in the performance of their respective obligations hereunder. Seller and Buyer are free to perform, by such means and in such manner as Seller or Buyer, as the case may be, may choose, all work in pursuance of commitments hereunder.

  17.  Indemnification.

   17.1. Indemnification by Seller. Seller agrees to indemnify, defend, and hold harmless Buyer and any of its officers, directors, employees and representatives from and against all claims, liabilities, claims of indemnity and/or contribution from Seller's employees or other persons or third parties, any and all damages, losses, expenses, royalties, rents, penalties, fines, and cost of defense (including, without limitation, reasonable attorneys' fees), from whatever source, related to or deriving from Seller's Coke sale, transportation, shipment and delivery of Coke, ex ship at the Destination Port pursuant to this Agreement.

   17.2. Indemnification by Buyer. Buyer agrees to indemnify, defend, and hold harmless Seller and any of its officers, directors, employees and representatives from and against all claims, liabilities, claims of indemnity and/or contribution from Buyer's employees or other persons or third parties, any and all damages, losses, expenses, royalties, rents, penalties, fines, and cost of defense (including, without limitation, reasonable attorneys' fees), from whatever source, related to or deriving from Buyer's use of Seller's Coke or its purchase of Coke from Seller hereunder after delivery of such Coke, ex ship at the Destination Port pursuant to this Agreement.

  18. Title. Seller warrants title to the Coke and quiet possession to Buyer of Coke delivered to Buyer, ex ship at the Destination Port pursuant to this Agreement. Title to the Coke, as well as the risk of loss, shall transfer from Seller when such Coke is delivered, ex ship at the Destination Port.

  19.  Binding Effect and Assignments.

   19.1. Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

   19.2. Assignments. Neither party may assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any assignment without such prior written consent shall be null and void; provided, however, that consent shall not be required for Seller or Buyer to assign, pledge or hypothecate this Agreement for financing purposes whereby such assigning party retains all performance obligations of any kind whatsoever hereunder.

  20. Waiver. The failure of either party to insist in any one or more instances upon strict performance of any provision of this Agreement, or to take advantage of any right hereunder, shall not be construed as a waiver of such provision or relinquishment of such right. To be effective, any waiver must be in writing, unambiguously setting forth the right to be waived thereby, and executed by a duly authorized representative of the party to be charged therewith.

  21. Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by applicable law.

  22. Notices. Except as otherwise provided in this Agreement, any notice, request, protest, consent, demand, report, payment or statement (collectively, a "notice") given by one party to the other shall be in writing and shall be given by personal delivery, telex, facsimile transmission, receipted delivery services or by registered or certified mail, return receipt requested, first-class postage prepaid, and shall be addressed as follows:

   If the notice is to Buyer, to:

     Geneva Steel Company
     10 South Geneva Road
     Vineyard, Utah 84058
     Attention:  Director, Purchasing and Traffic
     Facsimile No:  (801) 227-9244

   with a required copy to:

     Kimball, Parr, Waddoups, Brown & Gee
     185 South State, Suite 1300
     Salt Lake City, Utah 84111
     Attention: Roger D. Henriksen
     Facsimile No.: (801) 532-7750

  (or to such other person or address as Buyer shall have designated by due notice to Seller).

    If the notice is to Seller, to:

      Pacific Basin Resources
      Hookston Square
      3480 Buskirk Avenue, Suite 205
      Pleasant Hill, California 94523
      Attn:  Vice President of Sales and Marketing
      Facsimile No.  (510) 932-8920

  (or to such other person or address as Seller shall have designated by due notice to Buyer).

Notice, for all purposes under this Agreement, regardless of the form given, shall be deemed given when received by the addressee thereof.

  23. Captions. The captions to Sections hereof are for convenience only and shall not be considered a part of or used in construing or interpreting this Agreement.

  24. No Third-Party Beneficiaries. The provisions of this Agreement are for the benefit of the parties hereto and not for any other person.

  25. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, including the Uniform Commercial Code as enacted therein, without regard to choice of law rules thereof.

  26. Entire Agreement. This Agreement contains the entire agreement between the parties as to Coke produced and sold hereunder, and supersedes all prior agreements, whether oral or written, between the parties hereto that relate to the purchase and sale of Coke. There are no representations, understandings or agreements, oral or written, which are not included herein. This Agreement cannot be changed except by duly authorized representatives of both parties in writing.

  27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

  28. Severability. In the event that any provision or any part of any provision of this Agreement shall be held to be invalid, illegal and/or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision or any part of the same provision which can be given effect without the invalid, illegal or unenforceable provision or part thereof.

  29. No Consequential Damages. In no event shall either party hereby be liable for consequential, incidental or punitive damages arising out of or related in any way to this Agreement, or the breach hereof.

  30. Survival. The provisions of Sections 4, 10 and 17 shall survive the termination or expiration of this Agreement.

  31. Amendment. No amendment or modification of any of the terms or conditions of this Agreement shall be deemed valid, effective and binding on either party hereto unless in writing and signed by the duly authorized representatives of both parties hereto.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers, as of the date and year first above written.

         "Seller"

              PACIFIC BASIN RESOURCES
              a division of OXBOW CARBON & MINERALS, INC.
              a Delaware corporation


              By:       Brian Acton
                   ________________________________________________________

              Its:      President
                   ________________________________________________________

              Date:     April 29, 1994
                   ________________________________________________________


         "Buyer"

              GENEVA STEEL COMPANY,
              a Utah corporation doing business as Geneva Steel


              By:       Max E. Sorenson
                   ________________________________________________________

              Its:      Senior Vice President of Engineering and Technology
                   ________________________________________________________

              Date:     May 24, 1994
                   ________________________________________________________



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